EXHIBIT 5.1
March 13, 2006
LMI Aerospace, Inc.
3600 Mueller Road
St. Charles, Missouri 63302
     Re:      Securities Being Registered under Registration Statement on Form S-1
Ladies and Gentlemen:
     This opinion letter is being furnished to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-131151) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by LMI Aerospace, Inc., a Missouri corporation (the “Company”), of up to 3,335,000 shares of the Company’s Common Stock, $0.02 par value per share (the “Shares”), of which (i) up to 2,735,000 Shares (including up to 435,000 Shares purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company) (the “Company Shares”) will be issued and sold by the Company and (ii) the remaining 600,000 Shares (the “Selling Shareholder Shares”) will be sold by certain shareholders of the Company (the “Selling Shareholders”). The Shares are to be sold by the Company and the Selling Shareholders to the several underwriters named in, and pursuant to, an underwriting agreement among the Company, the Selling Shareholders and such underwriters in substantially the form set forth as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates and other inquiries of officers of the Company. The opinions expressed below are limited to the laws of the State of Missouri.
     Based on the foregoing, we are of the opinion that:
(i)	the Company Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, such Company Shares will be validly issued, fully paid and non-assessable; and

LMI Aerospace, Inc.
March 13, 2006

(ii)	the Selling Shareholder Shares have been duly authorized and validly issued, and are fully paid and non-assessable.
     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Validity of Securities” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Very truly yours,
/s/ Gallop, Johnson & Neuman, L.C.

GALLOP, JOHNSON & NEUMAN, L.C.